Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Release”) is entered into by Capital Senior Living, Inc. (the “Company”), and Brett D. Lee (“Employee”) as of the date this Release is signed by Employee. The Company and Employee are referred to as the “Parties.” This Release cancels and supersedes all prior agreements relating to Employee’s employment with the Company except as provided in this Release.

WHEREAS, the Company and Employee entered into an Amended and Restated Employment Agreement as of 11th day of September, 2018 (the “Employment Agreement”). This Release is entered into by and between Employee and the Company, pursuant to the Employment Agreement;

WHEREAS, because of Employee’s employment as an employee of the Company, Employee has obtained intimate and unique knowledge of all aspects of the Company’s business operations, current and future plans, financial plans and other confidential and proprietary information;

WHEREAS, Employee’s employment with the Company and all other positions, if any, held by Employee in the Company or any of its subsidiaries or affiliates, including officer positions, terminated effective as of February 28, 2019 (the “Separation Date”); and

WHEREAS, except as otherwise provided herein, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning the Employment Agreement (except for the post-termination obligations contained in the Employment Agreement), Employee’s job performance and activities while employed by the Company and Employee’s hiring, employment and separation from the Company, and all disputes over benefits and compensation connected with such employment;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.    Termination of Employee’s Employment. Employee’s employment with the Company terminated on the Separation Date.

2.    Certain Payments and Benefits.

(a)    Accrued Obligations. In accordance with the Company’s customary payroll practices, the Company shall pay Employee for all unpaid salary, unreimbursed business expenses, and any accrued but unused vacation through the Separation Date (“Accrued Obligations”).

(b)    Separation Benefits. Subject to Employee’s consent to and fulfillment of Employee’s obligations in this Release and Employee’s post-termination obligations in the Employment Agreement, and provided that Employee does not revoke this Release, the Company shall pay Employee the amount of his current base salary for a period of one year, minus normal payroll withholdings and taxes (“Separation Benefit”), payable in accordance with the Company’s normal payroll policies, in approximately equal installments no less frequently than semi-monthly.

(c)    Stock Awards. Employee shall retain the 10,297 shares of Company stock that vested on September 20, 2018, which are all his Company stock awards that are vested.

(d)    Waiver of Additional Compensation or Benefits. Other than the compensation and payments provided for in this Release and the post-termination benefits provided for in the Employment Agreement, Employee shall not be entitled to any additional compensation, benefits, payments or grants under any agreement, benefit plan, severance plan or bonus or incentive program established by the Company. Employee agrees that the waiver and release in Section 3 below covers any claims Employee might have regarding Employee’s compensation and any benefits Employee may or may not have received during Employee’s employment with the Company.

3.    General Release and Waiver. In consideration of the payments and other consideration provided for in this Release, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Employee, Employee, on Employee’s own behalf and on behalf of Employee’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company, and all of its affiliates, and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Employee’s employment with the Company or its affiliates or the termination of that employment or any circumstances related thereto, or (except as otherwise provided below) any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Genetic Information Nondiscrimination Act, Chapter 21 of the Texas Labor Code, the Texas Payday Law, the Texas Labor Code or any other applicable federal, state or local employment statute, law or ordinance, including, without limitation, any disability claims under any such laws, claims for wrongful discharge, claims arising under state law, contract claims including breach of express or implied contract, alleged tortious conduct, claims relating to alleged fraud, breach of fiduciary duty or reliance, breach of implied covenant of good faith and fair dealing, and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Employee further agrees that Employee will not file or permit to be filed on Employee’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”), or other governmental agency, in connection with any claim Employee believes Employee may have against the Company or its affiliates. However, by executing this Release, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any other governmental agency or in any proceeding brought by the EEOC or other governmental agency on Employee’s behalf. This Release shall not apply to any of the Company’s obligations under this Release or post-termination obligations under the Employment Agreement. Employee acknowledges that certain of the payments and benefits provided for in Section 2 of this Release constitute good and valuable consideration for the release contained in this Section 3.

4.    Return of Company Property. As soon as possible, Employee shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in Employee’s possession which belongs to the Company or any of its affiliates, including, without limitation, all computers, printers, laptops, personal data assistants, cell phones, credit cards, keys and access cards; and (b) deliver all original and copies of confidential and proprietary information (as described in Paragraph 8 of the Employment Agreement) in Employee’s possession and notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) in Employee’s possession that contain Proprietary Information. By signing this Release, Employee represents and warrants that Employee has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Employee later discover additional items described or referenced in subsections (a) or (b) above, Employee will promptly notify the Company and return/deliver such items to the Company.

5.    Non-Disparagement. Employee agrees that Employee will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning the Company or the Released Parties, or cause others to disclose, communicate, or publish any disparaging information concerning the same. Notwithstanding the foregoing, the provisions of this Section shall not apply with respect to any charge filed by Employee with the EEOC or other comparable agency or in connection with any proceeding with respect to any claim not released by this Release.

6.    Protected Rights. Employee understands that nothing contained in this Release limits Employee’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Employee’s right to receive an award for information provided to any Government Agencies.

7.    Not An Admission of Wrongdoing. This Release shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

8.    Voluntary Execution of the Release. Employee and the Company represent and agree that they have had an opportunity to review all aspects of this Release, and that they fully understand all the provisions of this Release and are voluntarily entering into this Release. Employee further represents that Employee has not transferred or assigned to any person or entity any claim involving the Company or any portion thereof or interest therein.

9.    Continuing Obligations. Employee reaffirms and understands his continuing obligations in the Employment Agreement, including Sections 7, 8, 9, and 10.

10.    Binding Effect. This Release shall be binding upon the Company and upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns and the Company’s representatives, successors and assigns. In the event of Employee’s death, this Release shall operate in favor of Employee’s estate and all payments, obligations and consideration will continue to be performed in favor of Employee’s estate.

11.    Severability. Should any provision of this Release be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Release shall not be affected and such provisions shall remain in full force and effect.

12.    Entire Agreement. Except for the post-termination obligations in the Employment Agreement, this Release sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Employee’s employment with the Company, the subject matter of this Release or any other term or condition of the employment relationship between the Company and Employee. Employee represents and acknowledges that in executing this Release, Employee does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Release or the Employment Agreement. Employee and the Company agree that they have each used their own judgment in entering into this Release.

13.    Consideration and Revocation Periods. Employee, by Employee’s free and voluntary act of signing below, (a) acknowledges that Employee has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (b) acknowledges that Employee has been advised to consult with an attorney prior to executing this Release, (c) acknowledges that Employee understands that this Release specifically releases and waives all rights and claims Employee may have under the ADEA, prior to the date on which Employee signs this Release, and (d) agrees to all of the terms of this Release and intends to be legally bound thereby. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Release and has contributed to its preparation (with advice of counsel). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Release. Rather, the terms of this Release shall be construed fairly as to both Parties and not in favor of or against either Party, regardless of which Party generally was responsible for the preparation of this Release.

This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Employee (the “Effective Date”). During the seven-day period prior to the Effective Date, Employee may revoke Employee’s agreement to accept the terms hereof by giving notice to the Company of Employee’s intention to revoke. If Employee exercises Employee’s right to revoke hereunder, Employee shall not be entitled, except as required by applicable wage payment laws, including but not limited to the Accrued Obligations, to any payment hereunder until Employee executes and does not revoke a comparable release of claims, and to the extent such payments or benefits have already been made, Employee agrees that Employee will immediately reimburse the Company for the amounts of such payments and benefits to which he is not entitled.

14.    Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Employee:

Brett D. Lee

8 Waters Edge Ct.

Heath, TX 75032

If to the Company:

Capital Senior Living Corporation

14160 Dallas Parkway, Suite 300

Dallas TX 75254-4383

Attention: General Counsel

Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice.

15.    Governing Law. This Release shall be governed by the laws of the State of Texas.

16.    Counterparts. This Release may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.

17.    No Assignment of Claims. Employee represents and agrees that Employee has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.

18.    No Waiver. This Release may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Release shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

EMPLOYEE

/s/ Brett D. Lee
Brett D. Lee 8 Waters Edge Ct.
Heath, TX 75032

Date: March 1, 2019

CAPITAL SENIOR LIVING, INC.

By:	/s/ Kimberly S. Lody
Kimberly S. Lody
President and Chief Executive Officer

14160 Dallas Parkway, Suite 300
Dallas, TX 75254

Date: March 4, 2019